Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES FOURTH QUARTER REVENUE ESTIMATE

DALLAS, TX, January 19, 2012 -- Natural Health Trends Corp. (Pink Sheets: NHTC) announced today that its estimated revenue for the quarter ended December 31, 2011 was $8.2 million, a 32% increase over the comparable period a year ago.  The Company also estimates that its deferred revenue, consisting of unshipped product and unamortized enrollment fees, at December 31, 2011 was $1.0 million, compared to $1.5 million at September 30, 2011.  In the fourth quarter of 2010, revenue was $6.2 million, with deferred revenue of $1.0 million at December 31, 2010 and $1.1 million at September 30, 2010.  The increase year-on-year was largely due to the Hong Kong market.

For the full year of 2011, revenue is estimated at $31.2 million, a 32% increase over 2010.

These results are preliminary and have not been reviewed or audited by the Company’s independent accountants.  Significant updates and revisions may be required before the release of our fourth quarter results in March.

Chris Sharng, president of Natural Health Trends, said, “We believe that the strong momentum from our 10th anniversary celebrations will be carried into the Year of the Dragon.  We have a year-round calendar of incentives, events and promotions planned for 2012 giving our members the best chance to succeed.  We kicked off the year with a Macau Success Forum, attended by more than 1,000 people, in early January – and that’s just the beginning.  During the next three months we have exciting global incentive trips planned for Korea, Hawaii and Dubai as reward for our members’ accomplishments and growth.”

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on November 14, 2011, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Natural Health Trends Corp.
investor.relations@nhtglobal.com

SOURCE:  Natural Health Trends Corp.